SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934

                       (Amendment No. 16)


                        RUDDICK CORPORATION
                        (Name of Issuer)


                          Common Stock
                 (Title of class of securities)


                           781258-10-8
                         (CUSIP Number)

CUSIP No. 781258-20-7
_______________________________________________________________

     1) Names of Reporting Persons/S. S. or I. R. S. Identifi-cation Nos. of Above Persons:

                   Alan T. Dickson ###-##-####
_______________________________________________________________

     2)   Check the Appropriate Box if a Member of a Group
(See Instructions):
          (a)
          (b)
_______________________________________________________________

     3)   SEC Use Only:
_______________________________________________________________

     4)   Citizenship or Place of Organization:
                          United States
_______________________________________________________________

Number of      (5)  Sole Voting Power:            1,721,791
Shares Bene-
ficially       (6)  Shared Voting Power:          2,233,837
Owned by
Each Report-   (7)  Sole Dispositive Power        1,639,628
ing Person
With           (8)  Shared Dispositive Power:     2,233,837
_______________________________________________________________

     9)   Aggregate Amount Beneficially Owned by Each Reporting
Person:
                             3,955,628
_______________________________________________________________

    10)   Check if the Aggregate Amount in Row (9) Excludes
Certain Shares (See Instructions):

_______________________________________________________________

    11)   Percent of Class Represented by Amount in Row 9:

                              8.5%
_______________________________________________________________

    12)   Type of Reporting Person (See Instructions):

                               IN
_______________________________________________________________

                          SCHEDULE 13G

Item 1(a):     Name of Issuer:     Ruddick Corporation

Item 1(b):     Address of Issuer's Principal Executive Offices:

                    2000 Two First Union Center
                    Charlotte, North Carolina 28282

Item 2(a):     Name of Person Filing:   Alan T. Dickson

Item 2(b):     Address of Principal Business Office or, if none,
               Residence:

                    2000 Two First Union Center
                    Charlotte, North Carolina 28282

Item 2(c):     Citizenship:   U. S.

Item 2(d):     Title of Class of Securities:

                    Common Stock

Item 2(e):     CUSIP Number:       781258-10-8

Item 3:        N/A

Item 4:        Ownership:

               (a)  Amount beneficially owned
                    as of 12/31/96:         3,955,628

               (b)  Percent of Class:         8.5%

               (c)  Number of shares as to which such person has:
                    (i)  Sole power to vote or to direct the
                         vote:    1,721,791
                   (ii)  Shared power to vote or to direct the
                         vote:  2,233,837
                  (iii)  Sole power to dispose or to direct the
                         disposition of:    1,639,628
                   (iv) Shared power to dispose or to direct the disposition of: 2,233,837

                    The filing of this statement shall not be construed as an admission that the reporting person is, for the purposes of section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owner of the securities referred to in sub-items (c)(ii) and (iv) of this Item or of 72,130 shares referred to in sub-items (c)(i) and (iii).

Item 5:   Ownership of Five Percent or Less of a Class:    N/A

Item 6:   Ownership of More than Five Percent on Behalf of
          Another Person:      N/A

Item 7:   Identification and Classification of the Subsidiary
          Which Acquired the Security Being Reported on By the
          Parent Holding Company:    N/A

Item 8:   Identification and Classification of Members of the
          Group:      N/A

Item 9:   Notice of Dissolution of Group:     N/A

Item 10:  Certification:     N/A

                            SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 12, 1997           /s/ ALAN T. DICKSON
                                          Signature


                                        Alan T. Dickson
                                           Name